Exhibit 1

AMENDMENT NUMBER 2 TO THE INVESTMENT AGREEMENT

This Amendment Number 2 to the Investment Agreement by and between the Company and the Investor, dated June 14, 2010 and as amended on May 31, 2012 (the “Investment Agreement”) is dated as of February 7, 2013, between BNC Bancorp, a corporation organized under the laws of North Carolina (the “Company”), and Aquiline BNC Holdings LLC, a Delaware limited liability company (including its successors and assigns, the “Investor”).

RECITALS

WHEREAS, the Investor intends to convert its 1,804,566 shares of Series B Preferred Stock into 1,804,566 shares of Non-Voting Common Stock, pursuant to the terms of the Series B Preferred Stock (as amended on February 7, 2013), and is, concurrently with the execution of this amendment, providing written notice to the Company requesting that the Company convert such shares of Series B Preferred Stock into Non-Voting Common Stock (the “Conversion”); and

WHEREAS, in connection with the Conversion, the Company and the Investor intend to amend the Investment Agreement.

NOW, THEREFORE, the Company and the Investor hereby agree that Section 4.7 of the Investment Agreement is hereby amended and restated as follows:

Extension Period.  Notwithstanding anything to the contrary contained in this Agreement, if, during the 180-day period commencing on February 7, 2013, there exists a period (the “Section 16(b) Period”) during which the exercise by the Investor of its rights pursuant to Section 4.2 (or the purchase of New Securities in connection with such exercise) would result in liability under Section 16(b) of the Exchange Act, as amended, or the rules and regulations promulgated thereunder, the period during which such rights pursuant to Section 4.2 may be exercised shall be extended for the equivalent number of days of such Section 16(b) Period.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number 2 to the  Investment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BNC BANCORP

By:	/s/ David B. Spencer
	Name:	David B. Spencer
	Title:	Executive Vice President and Chief Financial Officer

AQUILINE BNC HOLDINGS LLC a Delaware limited liability company

By:	Aquiline Financial Services Fund L.P., member of Aquiline BNC Holdings LLC

By:	Aquiline Capital Partners GP LLC, general partner of Aquiline Financial Services Fund L.P.

By:	/s/ Sandra Wijnberg
	Name:	Sandra Wijnberg
	Title:	Authorized Person